[CFX CORPORATION LOGO]




                                       March 14, 1995


Dear Shareholder:

      Chairman Gaffey and I are pleased to invite you to attend the Annual Meeting of Shareholders of CFX Corporation at 10:00 a.m. on Wednesday, April 19, 1995 at the Keene Country Club, Keene, New Hampshire. Your vote is very important, so I urge you to review the proxy materials now and complete your proxy. As the proxy statement explains, simply signing, dating and returning the proxy in the envelope provided instructs management to cast your vote for all nominees and proposals. If you prefer, you may vote each proposal individually and, of course, you can revoke your proxy and change your vote at any time before the vote on the respective proposal is taken.

      The items of business which we anticipate presenting for action at the Annual Meeting are the election of four directors for three-year terms, ratification of the selection of Wolf & Company, P.C. as independent auditors of the Company, and ratification of the CFX Corporation 1995 Stock Option Plan. Please read the enclosed proxy statement for more information on the items presented and complete and return your proxy as soon as possible (even if you plan to attend the meeting). Thank you for your cooperation and support.

                                       Sincerely,




                                       /s/ PETER J. BAXTER

                                       PETER J. BAXTER
                                       President and Chief Executive Officer





                               CFX CORPORATION
                               102 Main Street
                          Keene, New Hampshire 03431

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held April 19, 1995

      The Annual Meeting of Shareholders of CFX Corporation (the "Company") will be held on Wednesday, April 19, 1995, at 10:00 a.m., Eastern Time, at the Keene Country Club, Keene, New Hampshire for the following purposes:

      1.  To elect four directors for terms of three years each;

      2. To ratify the appointment of Wolf & Company, P.C. as independent auditors for calendar year 1995;

      3.  To ratify the adoption of the CFX Corporation 1995 Stock Option
          Plan;

      4. To approve an adjournment of the Annual Meeting if necessary to permit further solicitation of proxies in the event that there are insufficient votes to approve one or more of the foregoing nominees or proposals at the time of the Annual Meeting; and

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 1, 1995 are entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors
                                        and President


                                       /s/ CHRISTOPHER V. BEAN
                                       CHRISTOPHER V. BEAN
                                       Secretary

March 14, 1995


                      IMPORTANT--Your Proxy is enclosed

     PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.





                               CFX CORPORATION
                               102 Main Street
                          Keene, New Hampshire 03431
                                (603) 352-2502

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                         to be held on April 19, 1995

      This Proxy Statement is furnished to shareholders of CFX Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, April 19, 1995 at 10:00 a.m., Eastern Time, at the Keene Country Club, Keene, New Hampshire, and at any adjournments thereof.

      If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the nominees proposed by the Board of Directors and "FOR" the proposals presented in the attached Notice of Annual Meeting of Shareholders. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

      The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.


      The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. The Company has engaged the services of Morrow & Company for the purpose of assisting in the solicitation of proxies at a cost of $4,500 plus the reimbursement of certain expenses. It is anticipated that this Proxy Statement will be mailed to shareholders on or about March 14, 1995.

      The securities which can be voted at the Annual Meeting consist of shares of the Common Stock and the Series A Preferred Stock of the Company, with each share entitling its owner to one vote on all matters. Under the Company's Articles of Incorporation, cumulative voting to elect directors is not authorized. The close of business on March 1, 1995 (the "Record Date") has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to vote at the Annual Meeting. There were approximately 2,757 record holders of the Company's outstanding common stock and approximately 232 record holders of the Company's Series A Preferred Stock as of the Record Date. As of the Record Date, the Company had 3,895,152 shares of Common Stock outstanding and 192,769 shares of Series A Preferred Stock outstanding. As of the Record Date, no persons owned of record, or were known to own beneficially, more than five percent (5%) of the outstanding shares of the Company's capital stock. The presence, in person or by proxy, of at least one-half of the outstanding shares of the capital stock of the Company entitled to vote is necessary to constitute a quorum at the Annual Meeting.


                          I.  ELECTION OF DIRECTORS

General

      The Board of Directors of the Company presently consists of 11 persons. Directors are elected for staggered terms of three years and hold office until their successors are elected and qualified. The directors are divided into three classes: two classes of four directors each and one class of three directors. The term of office of only one class of directors expires in each year. There are no arrangements or understandings between the Company and any person pursuant to which any person has been elected as a director.

      At the Annual Meeting four directors will be elected for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the four nominees listed below. The persons receiving a plurality of the votes cast will be elected as directors. Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unavailable to serve, proxies will be voted by the proxy holders in their discretion for another person designated by the Board of Directors.

      The following table sets forth certain information, some of which has been obtained from the Company's records and some of which has been supplied by the persons listed, regarding the nominees for election to the Board of Directors, the directors who will continue in office for the remainder of their terms and certain executive officers:

                                                                                           Shares of the Company
                                                                                           Owned on the Record
                                                                                           Date (Percentage of
                               Positions With the Company                                  Outstanding Stock
                               and Present Principal                       Director        in Parenthesis Where
       Name and Age            Occupations or Employment                   Since(1)        Over 1%)(2)

Nominees to serve until 1998

Richard B. Baybutt             Director; Chairman, Baybutt Construc-       1977             44,100(l.07%)(3)
 Age 66                        tion Corp.


Christopher V. Bean            Director and Secretary; Attorney,           1988             13,895(4)
 Age 45                        Tower, Bean & Crocker


Elizabeth Sears Hager          Director; New Hampshire State               1994                105
 Age 50                        Representative

L. William Slanetz             Director; President, Cheshire Realty        1968             16,538(5)
 Age 66

Directors whose terms expire in 1996

Eugene E. Gaffey               Director and Chairman of the Board;         1972             16,647(6)
 Age 70                        Consultant, Student Insurance Services

Emerson H. O'Brien             Director; President, Economy Plumbing       1974              8,430(7)
 Age 61                        & Heating, Inc.

Walter R. Peterson             Director; President, Franklin Pierce        1988             37,350(8)
 Age 72                        College

Directors whose terms expire in 1997

Peter J. Baxter                Director; President and Chief Executive     1988             55,770(l.34%)(9)
 Age 43                        Officer, CFX Corporation, President and
                               Chief Executive Officer, CFX Bank

Calvin L. Frink                Director; Retired, Former Customer          1972              9,388(10)
 Age 72                        Relations Manager, Walier Chevrolet-
                               Oldsmobile

Douglas S. Hatfield, Jr.       Director; Attorney, Hatfield, Moran &       1990             19,704
 Age 59                        Barry, P.A.

Philip A. Mason                Director; Attorney, Mason and Martin        1988                275(11)
 Age 52

Non-Director Executive Officer

Paul D. Spiess                 Executive Vice President, CFX                --              46,113(1.11%)(12)
 Age 45                        Corporation; Banking Partner, CFX Bank

All directors and executive                                                                372,856(8.48%)(13)
 officers as a group
 (17 persons)

<F1>   The Company was not active until 1986.  References to years directors have served prior to 1986 relate to service on the Board of Trustees of Cheshire County Savings Bank.
<F2>   Shares of the Company beneficially owned.  A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote such security or the power to dispose of such security. Included are shares owned by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed, shares which may be obtained under the Company's Stock Option Plan and shares of the Company's Series A Preferred Stock.
<F3>   Includes 17,640 shares owned by Baybutt Construction Corp. and 9,922 shares owned by the Baybutt Construction Corp. Profit Sharing Trust.
<F4>   Includes 1,213 shares owned by spouse and 1,323 shares owned by minor children.
<F5>   Includes 4,631 shares owned by spouse.
<F6>   Includes 109 shares owned jointly with grandchildren.
<F7>   Includes 1,814 shares owned by spouse.
<F8>   Includes 3,146 shares owned by spouse.
<F9>   Includes 7,220 shares owned jointly with spouse.
<F10>  Includes 3,875 shares owned jointly with spouse.
<F11>  Includes 275 shares owned jointly with spouse.
<F12>  Includes 735 shares owned jointly with spouse and 400 shares owned by
       Northern Heritage Realty, Inc.
<F13>  Includes 104,652 shares owned by executives who are not named in the table, including 11,780 shares owned jointly with their spouses.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED HEREIN.

      The executive officers of the Company and its subsidiary are elected annually by the respective Boards of Directors or Trustees. Listed below is information concerning the executive officers of the Company, and the Company's banking subsidiary, CFX Bank (the "Bank").

                                                                                       Executive
Name and Age             Positions                                                     Officer Since

Eugene E. Gaffey         Chairman of the Board of the Company and the Bank             1986
 Age 70

Peter J. Baxter          Director, President and Chief Executive Officer of the        1987
 Age 43                  Company; Trustee, Banking Partner, President and Chief
                         Executive Officer of the Bank

Paul D. Spiess           Executive Vice President of the Company and Banking           1993
 Age 45                  Partner of the Bank

Mark A. Gavin, C.P.A.    Chief Financial Officer of the Company and Banking            1992
 Age 33                  Partner of the Bank

William H. Dennison      Treasurer of the Company; Trustee, Banking Partner            1986
 Age 62                  of the Bank

John F. Foley            Senior Vice President-Human Resources of the Company and      1991
 Age 58                  Banking Partner of the Bank

Larry E. Babcock         Vice President-Data Processing of the Company and Banking     1986
 Age 50                  Partner of the Bank

William J. McIver        Banking Partner of the Bank                                   1993
 Age 43

      Each of the foregoing directors and executive officers of the Company except Messrs. McIver, Gavin, Spiess and Foley have been employed in the position set forth opposite his name above for at least the past five years. In addition to his positions with the Company, Mr. Baxter became President and Chief Executive Officer of Cheshire County Savings Bank ("Cheshire"; now known as CFX Bank) as of April 1, 1992. Mr. McIver became a banking partner of the Bank following the merger of Valley Bank ("Valley") and Cheshire in 1993. Prior to the merger, Mr. McIver had been President and Chief Executive Officer of Valley since 1991 and Chief Executive Officer of Valley since April 1987. Mr. Gavin became the Company's Chief Financial Officer as of March 2, 1992. From April 1989 until March 1992, Mr. Gavin was Controller and Chief Accounting Officer of the Company. Mr. Foley became the Company's Senior Vice President-Human Resources as of December 30, 1991. Prior to December 1991, Mr. Foley was employed by Nationale Nederlanden in Keene, New Hampshire as Vice President-Human Resources. Mr. Spiess became an executive vice president of the Company on September 1, 1993, following the Bank's purchase of the remaining 52.4% interest in Colonial Mortgage, Inc. Prior to September 1, 1993, Mr. Spiess was Chairman and President of Colonial Mortgage, Inc. After the purchase of Colonial Mortgage, Inc. by the Bank, the name of the mortgage subsidiary was changed to CFX Mortgage, Inc.

      The executive officers of the Company are elected annually by the Board of Directors and, according to the Company's Bylaws, hold office until a successor is elected and qualified or until the executive officer's death, resignation or removal from office.

      Ms. Hager is a director of Chubb America Fund, Inc. and Chubb Investment Funds, Inc., both subsidiaries of Chubb Corp., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      Mr. Bean's brother Delcie D. Bean is currently a trustee of CFX Bank. Delcie D. Bean has been a trustee of CFX Bank since 1993, when the Company merged its three banking subsidiaries Cheshire, the Monadnock Bank, and the Valley Bank. Previously, Delcie D. Bean was a director of the Monadnock Bank.

      The Board of Directors held eight meetings in 1994. The Company has, among other committees, an Audit Committee, a Human Resources/Compensation Committee (the "Compensation Committee") and a Corporate Governance Committee of its Board of Directors. The Audit Committee's responsibilities include reviewing any audit reports and reporting to the full Board of Directors. The Audit Committee met six times in 1994. The Audit Committee members were Messrs. Baybutt, Bean, Gaffey, Hatfield, and Slanetz. The responsibilities of the Compensation Committee include reviewing the Company's salary and benefit policy and reporting its conclusions to the full Board of Directors. The Compensation Committee met four times in 1994. The Compensation Committee members were Mr. Baxter, Mr. Bean, Mr. Frink, Mr. Gaffey, Ms. Hager, and Mr. O'Brien. The Company's Corporate Governance Committee performs the functions of a nominating committee by recommending individuals to the Board for the positions of directors and officers. The Corporate Governance Committee met three times in 1994. The Corporate Governance Committee members were Messrs. Baxter, Gaffey, Hatfield, Mason, O'Brien and Peterson.

      In 1994, each director attended at least 75% of all meetings of the Company's Board of Directors and meetings of any Committee of which he or she was a member.

Executive Compensation and Other Information

      Summary Compensation Table. The following table sets forth cash compensation for the Company's chief executive officer and other executive officers of the Company whose total compensation exceeded $100,000 for services rendered in all capacities to the Company and its subsidiary during the last three fiscal years:

                                         Annual Compensation     All Other
Name and Principal Position      Year    Salary      Bonus(1)    Compensation(2)

PETER J. BAXTER                  1994    $193,000    $     0     $1,549
President and Chief Executive    1993     172,248          0      2,393
 Officer                         1992     156,045      5,832      2,445

PAUL D. SPIESS(3)                1994     145,600     11,486      1,696
Executive Vice President         1993      48,461      6,707      2,896

<F1>  Includes bonus awards earned for performance in the fiscal year noted
      even though such amounts may be paid in subsequent years.
<F2>  The values listed in this column include amounts for memberships in civic, social and professional associations, and use of an automobile furnished by the Company.
<F3>  Mr. Spiess became an executive vice president of the Company on September
      1, 1993, following the Bank's purchase of the remaining 52.4% interest in Colonial Mortgage, Inc. For the eight months during 1993 while employed at Colonial Mortgage, Inc., Mr. Spiess earned $91,274.

      1986 Stock Option Plan. On October 27, 1986, the Board of Directors of the Company adopted the Cheshire Financial Corporation 1986 Stock Option Plan (the "1986 Plan"), as a performance incentive for the directors, officers and other employees of the Company and its subsidiaries. The 1986 Plan was amended on June 22, 1987 to make changes required by the Tax Reform Act of 1986. The 1986 Plan became effective upon consummation of the conversion of Cheshire from mutual to stock form (the "Conversion"), subject to the approval of the stockholders of the Company within 12 months after its adoption by the Board of Directors. The Company's shareholders ratified the 1986 Plan at the Annual Meeting held on July 22, 1987. The 1986 Plan was further amended on December 12, 1994 to provide for the issuance of non-qualified Company stock options in substitution for predecessor company stock options held by persons who become or are about to become key employees of the Company or a subsidiary of the Company as a result of a merger, consolidation or acquisition transaction ("Predecessor Company Employees").

      The 1986 Plan is administered by a Stock Option Committee of at least three directors appointed by the Board of Directors of the Company. The Stock Option Committee recommends to the Board of Directors the persons to whom options will be granted, the number of shares, the types of options and other terms and conditions of the options. The 1986 Plan does not specify criteria to be used in determining the number of options to be issued and, thus, the number of options granted is at the discretion of the Stock Option Committee. The Stock Option Committee appointed by the Board of Directors consists of Mr. Baxter, Mr. Bean, Mr. Frink, Mr. Gaffey, Ms. Hager and Mr. O'Brien.

      Both "incentive stock options" and "nonqualified stock options" may be granted pursuant to the 1986 Plan. The Company intends that the "incentive stock options" granted under the 1986 Plan will qualify under Section 422 (formerly Section 422A) of the Internal Revenue Code. A total of 248,000 shares of unissued common stock of the Company was reserved for issuance pursuant to incentive stock options granted under the 1986 Plan and a total of 193,000 shares of unissued common stock of the Company was reserved for issuance pursuant to nonqualified stock options granted under the plan.


      Under the 1986 Plan, incentive stock options may only be granted to employees of the Company and its subsidiaries. The market value of stock covered by incentive stock options (determined as of the date granted) first exercisable under incentive stock options is limited to $100,000 per individual per calendar year. An optionee will not be deemed to receive taxable income upon grant or exercise of an incentive stock option, and any gain realized at the time of sale of shares acquired upon exercise of an incentive stock option will constitute capital gain to the optionee, provided that certain employment and holding period requirements are met. No deduction will be allowed to the Company as a result of the grant or exercise of qualifying incentive stock options.


      In the case of nonqualified stock options, which may be granted to employees, non-employee directors and Predecessor Company Employees, an optionee will be deemed to receive taxable income at ordinary income rates upon exercise of a nonqualified stock option in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Any gain subsequently realized at the time of sale of shares acquired upon exercise of a nonqualified stock option will constitute capital gain to the optionee. The amount of such taxable income will be a tax deductible expense to the Company.

      Except for options granted to Predecessor Company Employees, options granted under the 1986 Plan are required to have an exercise price per share equal to at least the fair market value of the share of common stock on the date the option is granted. No option granted will be exercisable (i) more than three months after the date on which the optionee ceases to perform services for the Company or a subsidiary (except that in the event of disability, options may be exercisable for up to one year thereafter), or (ii) 10 years after the option is granted. Payment for shares purchased pursuant to an option may be made in cash or check or, if the option agreement permits, by delivery and assignment to the Company of shares of common stock of the Company having a fair market value equal to the aggregate exercise price, or by any combination of the foregoing. The terms and conditions of Options granted to Predecessor Company Employees may vary from the terms otherwise applicable under the 1986 Plan, including the foregoing terms, to the extent that the Stock Option Committee deems appropriate to conform to the terms of the predecessor company stock options for which Company options are being substituted.

      Under the 1986 Plan, the Stock Option Committee is empowered to issue options pursuant to the 1986 Plan at such times as it determines appropriate. Options for 294,325 shares were outstanding on December 31, 1994 under the 1986 Plan. As of December 31, 1994, 56,436 options had been exercised. All option figures discussed above and in the tables below have been adjusted to reflect the 5% stock dividends declared on December 12, 1994 and December 13, 1993.

      The Company has entered into an agreement pursuant to which Orange Savings Bank ("Orange"), a Massachusetts savings bank headquartered in Orange, Massachusetts will become a subsidiary of the Company. Closing of this transaction is contingent upon the receipt of regulatory approvals and the satisfaction of the other conditions precedent. If the transaction is consummated, the Company will issue options for the purchase of up to 79,785 shares of Company common stock in substitution for outstanding options for the purchase of shares of Orange common stock. These options will be issued under the provisions of the 1986 Plan relating to the issuance of options to Predecessor Company Employees.

      The following table sets forth certain information concerning options granted to Mr. Baxter and Mr. Spiess during 1994:

                                                                                   Potential Realizable
                                                                                  Value at Assumed Annual
                                                                                   Rates of Stock Price
                                                                                  Appreciation for Option
                                         Individual Grants                                 Term
                   ------------------------------------------------------------   ---------------------
                   Number of         % of Total
                   Securities        Options Granted   Exercise or
                   Underlying        to Employees      Base Price    Expiration
    Name           Options Granted   in Fiscal Year    ($/Share)     Date         5%($)      10%($)

Peter J. Baxter    13,850            21.50%            $14.739       06/13/04     $128,403   $325,350
Paul D. Spiess     17,411            27.03%            $14.739       06/13/04     $161,417   $409,002

      The assumed annual rates of appreciation of five and ten percent would result in the price of the Company's stock increasing to $24.01 and $38.23, respectively, at the end of the option term.

      The following table sets forth certain information with respect to outstanding stock options held by Mr. Baxter and Mr. Spiess as of December 31, 1994:

                           Number of               Value of
                           Unexercised Options     in-the-money Options
                           at Fiscal Year-End      at Fiscal Year-End
                           Exercisable/            Exercisable/
      Name                 Unexercisable           Unexcercisable

      Peter J. Baxter      46,614/0                $82,000/$0

      Paul D. Spiess       33,957/0                $17,601/$0

      Compensation Committee Interlocks and Insider Participation. Mr. Baxter, Mr. Bean, Mr. Frink, Mr. Gaffey, Ms. Hager and Mr. O'Brien served on the Compensation Committee of the Board for the past fiscal year. Although Mr. Baxter, the Company's chief executive officer, served on the Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. Each December, the Company's Board of Directors as a whole determines the amount in which the Company's Profit Sharing/Bonus Plan should be funded for the just concluded fiscal year. However, the Compensation Committee alone exercises discretion in allocating the Profit Sharing/Bonus Plan among the Company's officers. Mr. Baxter participated in deliberations concerning the appropriate amount of funding for the Profit Sharing/Bonus Plan in 1994.

      There are no interlocks between officers of the Company and compensation committees and boards of directors of other companies with which the directors of the Company are affiliated.

      Board Compensation Committee Report on Executive Compensation.
Decisions on compensation of the Company's executives generally are made by the Compensation Committee of the Board. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules of the Securities and Exchange Commission, set forth below is a report prepared by the Board's Compensation Committee addressing the Company's compensation policies for 1994 as they affected Mr. Baxter, the Company's chief executive officer, and the other executive officers. All compensation paid to the Company's executive officers to date has been tax deductible and all compensation anticipated to be paid to such officers in the foreseeable future is expected to be tax deductible.

      Compensation Policies Toward Executive Officers. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

      The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee incorporates these elements in designing the compensation packages of the Company's executive officers.

      Relationship of Performance Under Compensation Plans. The Company's compensation policy with respect to executive officers is administered by the Compensation Committee of the Board of Directors. The two key elements of this policy are base salary and the Company's Profit Sharing/Bonus Plan.

      Each executive officer's annual performance review serves as the basis for making adjustments to base salary. Individual performance evaluations are closely tied to achievement of short as well as long term goals and objectives, individual initiative, level of responsibility and above average corporate performance. Achievement of targeted versus actual return on average common shareholders' equity is the principal annual goal.

      In addition to the base compensation, the Company has a Profit Sharing/Bonus Plan (the Plan) to reward executive officers (and all other employees) for accomplishing annual financial objectives. Specifically, the Plan is based on achieving budgetary expectations and the total distribution amount is dependent on the return on average shareholders' equity. Discretionary adjustments are possible should unforeseen events occur. Bonuses were paid out to executive officers (other than the Chief Executive Officer in 1994 and 1993 - see the discussion of Mr. Baxter's 1994 compensation below) over the past three years.

      1986 Stock Option Plan. The 1986 Stock Option Plan permits the Stock Option Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. In 1994, the Compensation Committee granted stock options to various executives. Some of these executive officers who were granted options in 1994 had been granted options previously. The Committee believes that the granting of options which are potentially exercisable for a significant number of shares will create incentives for the recipients of the options to generate potential gains by working to steadily increase the common stock's price over the long term. If the 1995 Stock Option Plan is approved by Shareholders at the 1995 Annual Meeting, no further options are expected to be issued under the 1986 Plan, other than options anticipated to be issued in connection with the affiliation of Orange Savings Bank with the Company.

      1995 Stock Option Plan. If approved at the Annual Meeting, the 1995 Stock Option Plan will permit the Stock Option Committee to grant stock options to key personnel, including non-employee directors. For a further discussion of the 1995 Stock Option Plan, See "III-- RATIFICATION OF 1995 STOCK OPTION PLAN".

      Other Compensation Plans. At various times in the past the Company has adopted certain broad based employee benefit plans in which senior executives are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

      The incremental cost to the Company for executive officers' benefits provided under the foregoing additional plans equals approximately 26.3 percent of their salaries, which is the same for non-executive employees.

      Mr. Baxter's 1994 Compensation. The Compensation Committee's general approach in setting Mr. Baxter's target annual compensation is to seek to be competitive with other companies in the Company's industry and to have his compensation based upon objective long-term performance criteria. The Committee believes that its objective provides the appropriate incentive for achieving the Company's long-term goals, while acknowledging the importance to Mr. Baxter of his having some certainty in the level of his compensation through elements not directly related to performance.

      The compensation of the President is based on a plan approved by the Compensation Committee of the Board of Directors in 1992 and updated in 1993. This plan recognizes that the compensation of the President of the Company is currently below the industry average in similarly sized organizations. The compensation of the President is to be brought to reasonable comparability over a five year period, assuming acceptable corporate performance. The base salary of Mr. Baxter increased 12.05% over 1993, reflecting a move towards the industry average.

      To the extent that the Company's return on average shareholders' equity exceeds 10%, Mr. Baxter will participate in the Profit Sharing/Bonus Plan. The Company did not earn such a return in 1994.

                                       Respectfully submitted by:

                                       Peter J. Baxter
                                       Christopher V. Bean
                                       Calvin L. Frink
                                       Eugene E. Gaffey
                                       Elizabeth Sears Hager
                                       Emerson H. O'Brien

The Compensation Committee of the Board of Directors of the Company.

      Performance Graph. The following line-graph compares cumulative five-year shareholder returns on Company common stock on an indexed basis with the S&P 500 Stock Index and the Keefe Bruyette & Woods New England Savings Bank Index, based on an initial investment on December 31, 1989 of $100:

                     INDEX OF TOTAL RETURN (12/31/89=100)

                  S & P 500   KBW New England    CFX        Price Plus
      DATE        INDEX       Bank Index         Indexed    Cumulative Dividends

      12/31/89    100.00      100.00             100.00     $11.109
       3/31/90     96.99       91.20              95.99     $10.664
       6/30/90    103.05       81.44              87.54     $ 9.726
       9/30/90     88.94       57.55              70.31     $ 7.811
      12/31/90     96.85       50.16              59.17     $ 6.573
       3/31/91    110.83       72.92              86.32     $ 9.590
       6/30/91    110.76       63.18              78.22     $ 8.690
       9/30/91    116.62       74.23              78.31     $ 8.699
      12/31/91    126.27       88.07              85.50     $ 9.499
       3/31/92    123.04      115.26             100.19     $11.131
       6/30/92    125.31      119.39             106.36     $11.816
       9/30/92    129.19      118.37             106.38     $11.818
      12/31/92    135.58      154.68             131.50     $14.608
       3/31/93    141.40      171.57             160.89     $17.874
       6/30/93    141.97      161.74             163.60     $18.175
       9/30/93    145.52      209.44             187.26     $20.804
      12/31/93    148.79      206.50             201.07     $22.337
       3/31/94    143.07      217.21             184.85     $20.536
       6/30/94    143.56      255.91             200.62     $22.287
       9/30/94    150.45      244.34             212.42     $23.598
      12/31/94    149.33      207.88             190.62     $21.177

      Retirement Plan. Employees of the Company and its subsidiaries are entitled to participate in the CFX Corporation Retirement Plan (the "Retirement Plan") after attaining the age of twenty-one and completing one year of service. Under the Retirement Plan, the Company makes periodic contributions computed on an actuarial basis for the benefit of eligible employees.

      The Retirement Plan provides for monthly benefits to, or on behalf of, each covered employee following 100% vesting, which occurs on the earlier of the employee's sixty-fifth birthday or completion of five years of employment with a minimum of 1,000 hours worked in each year. The Retirement Plan includes provisions for, among other things, disability benefits, death benefits, early retirement benefits and deferred retirement benefits. The amount of an employee's benefit is derived from a formula based on years of service and regular salary.

      The following table illustrates the estimated annual retirement benefits payable upon retirement at age 65 to persons in specified compensation and years of service classifications under the Retirement Plan:

      Final                         Years of Service
      Compensation        10         15         20         25

      $ 60,000            $ 9,300    $12,300    $14,600    $16,300
        80,000             12,900     17,100     20,300     22,700
       100,000             16,500     21,900     26,000     29,000
       120,000             20,100     26,600     31,600     35,400
       140,000             23,600     31,400     37,300     41,800
       150,000             25,400     33,800     40,100     45,000

      The various amounts shown above were calculated for an employee attaining age 65 and retiring on January 1, 1995. Salary increases were assumed to have been 5.0% annually. Benefits are shown in the form of a life annuity. Messrs. Baxter and Spiess have seven and eleven years of service under the Retirement Plan, respectively.

      Profit Sharing/Bonus Plan. In February 1989, the Company established the Cheshire Financial Corporation Profit Sharing/Bonus Plan, now known as the CFX Corporation Profit Sharing/Bonus Plan (the "Profit Sharing/Bonus Plan"). The Profit Sharing/Bonus Plan provides for a profit sharing bonus to be paid to employees with at least one year of service contingent upon the Company's achievement of financial objectives which are updated annually. Profit sharing bonuses under the Profit Sharing/Bonus Plan are based upon an eligible employee's salary, performance evaluation and level of responsibility.

      Savings Plan. The Company maintains a Section 401(k) savings plan for employees of the Company and its subsidiaries. Under the plan, the Company makes a matching contribution of one-third of the amount contributed by each participating employee, up to 6% of the employee's yearly salary. The Company's contributions may be paid out of current or retained earnings. The plan also allows for supplementary profit sharing contributions by the Company in its discretion for the benefit of participating employees.

      1992 Employee Stock Purchase Plan. On April 27, 1992, the Board of Directors of the Company adopted the Cheshire Financial Corporation 1992 Employee Stock Purchase Plan (the "1992 Stock Purchase Plan") covering a maximum of 110,000 shares of common stock. The 1992 Stock Purchase Plan was approved by the shareholders at the annual meeting held on June 24, 1992.

      On December 12, 1994, the 1992 Stock Purchase Plan was amended to provide for annual offerings of common stock to employees. The 1992 Stock Purchase Plan will terminate five years from the commencement of the initial offering thereunder unless sooner discontinued or terminated.


      Participating employees purchase shares with accumulated payroll deductions. Each employee of the Company or subsidiary thereof with more than six months of continuous service is eligible to participate in the 1992 Stock Purchase Plan, except for certain employees with substantial stock interests in the Company or with substantial rights to purchase stock accruing under the 1992 Stock Purchase Plan. The Board of Directors of the Company may change the price for any offering by increasing the percentage of fair market value up to 100% or decreasing the percentage to not less than 85%. The purchase prices of shares of common stock sold pursuant to the 1992 Stock Purchase Plan to date have been not less than the lesser of (i) 90% of the fair market value per share on the offering date or (ii) 90% of the fair market value per share on the date of exercise.


      Director Compensation. Each of the Company's directors receives an annual retainer of $10,000 ($15,000 for the chairman) and receives $500 per Board meeting attended. In addition, each director receives $400 per committee meeting attended. Mr. Baxter is not compensated separately as a director of the Company. Directors, trustees and executive officers of the Company and its subsidiary are compensated separately by each institution.

      Employment Arrangements. The Company entered into an employment agreement dated as of January 1, 1991 with Peter J. Baxter, which agreement was amended in November 1991. The term of the agreement is three years with the term automatically extended for an additional year each year unless either party elects to limit the agreement to its then existing term. During the term of the agreement, Mr. Baxter is to be employed as President of the Company. The agreement provides for a base salary of not less than $135,000, provided that, in the event such base salary is increased, the base salary will not be decreased thereafter during the term of the agreement. Under the agreement, Mr. Baxter will be entitled to participate in compensation or employee benefit plans adopted for executive employees generally. The agreement also contains a prohibition against competition with the Company or its subsidiary in the State of New Hampshire for a period of two years upon termination. In the event of a change of control followed by either a termination of employment or a change in authority, the agreement provides for lump sum or periodic payments to Mr. Baxter equal to an amount such that the present value of all such payments equals 2.99 times the average annual compensation received during the five-year period prior to the change in control and change in authority. At December 31, 1994, this equates to an aggregate total payment of $486,920. Similarly, the Company entered into an employment agreement dated September 1, 1993 with Paul D. Spiess. The terms and conditions of this agreement are similar to that of Mr. Baxter's except the minimum base salary is $140,000 and the amount payable to him in the event of his termination following a change of control is 2.00 times the average annual compensation. At December 31, 1994, this equates to an aggregate total payment of $291,442. Additionally, CFX Mortgage, Inc. entered into an employment agreement dated September 1, 1993 with Paul T. Pouliot. The terms and conditions of this agreement were similar to that of both Messrs. Baxter and Spiess except the minimum base salary is $100,000 and the change in control payment is 1.5 times the average annual compensation. At December 31, 1994, this equates to an aggregate total payment of $151,125.

      The Company and its subsidiary have entered into change in control agreements with certain officers and employees. The agreements are substantially similar to the provisions of Mr. Baxter's employment agreement dealing with a change in control and a change in authority, with the multiple of average annual compensation varying as set forth in such agreements. In connection with the termination of an employment agreement with an executive of the Bank, the Bank will fund certain continuing deferred compensation obligations under an agreement through the purchase of life insurance on the life of this executive.

      Transactions with Management. Certain of the directors, trustees and executive officers of the Company and its subsidiary are at present, as in the past, customers of the Company's subsidiary and have transactions with the Company's subsidiary in the ordinary course of business. In addition, such persons are at present also owners or officers of corporations and business trusts, or are members of partnerships, which are customers of the Company's subsidiary and which have transactions, including loans, with the Company's subsidiary in the ordinary course of business. Such loans are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of such loans was $7,546,000 at December 31, 1994. The Company's subsidiary expects, in the future, to have banking transactions in the ordinary course of business with executive officers, trustees and directors of the Company and its subsidiary, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated persons.

      The Bank obtained legal services during 1994 from Tower, Bean & Crocker, a law firm with which Christopher V. Bean, a director of the Company, is associated. The Bank made direct payments to Tower, Bean & Crocker for legal services and expenses of $29,577 in 1994. In addition, the Bank collected $87,659 from its customers that was paid to Tower, Bean & Crocker for legal work performed in connection with real estate mortgage and collections matters and as reimbursement for transaction costs such as recording fees, filing fees, and other miscellaneous expenses. The total of these payments exceeded five percent of the gross revenues of Tower, Bean & Crocker for the year.

      The Bank expects to obtain legal services from Tower, Bean & Crocker in the future.

      Richard B. Baybutt, a director of the Company and a trustee of the Bank, is the President of Baybutt Construction Corp. In 1994, Baybutt Construction Corp. performed construction improvement projects on a number of the properties owned or leased by the Company or its subsidiary. The total cost of the work performed was $177,606.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934.
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the American Stock Exchange. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of the copies of such forms furnished to the Company and written representations that no additional Forms were required, the Company believes all of its officers and directors complied with the
Section 16(a) filing requirements applicable to them in 1994.

                     II.  INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected Wolf & Company, P.C., ("Wolf & Company"), independent public accountants, as the auditors for the Company for the year ending December 31, 1995. At the meeting, the shareholders will vote upon a proposal to ratify the selection of the firm as auditors.

      The financial statements of the Company and its subsidiary for the years ended December 31, 1994 and December 31, 1993 were audited by Wolf & Company. Other services rendered during the year 1994 by Wolf & Company included tax return preparation and tax planning consultations and services to the Company in connection with filings with the Securities and Exchange Commission ("SEC") pursuant to section 12 of the Exchange Act. Additionally, Wolf & Company reported on the financial statements contained in a Registration Statement on Form S-4 filed pursuant to the Securities Act of 1933, as amended (the "1933 Act") with the SEC in connection with the affiliation of Orange with the Company. It is expected that representatives of Wolf & Company will be present at the Annual Meeting of the Company and that they will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

      The financial statements of the Company and its subsidiaries for the year ended December 31, 1992 were audited by Ernst & Young (now known as Ernst & Young, LLP). Other services rendered during the year 1992 by Ernst & Young included tax return preparation and tax planning consultations and services to the Company in connection with filings with the SEC. The Audit Committee decided, on January 27, 1993, to recommend to the Board that Wolf & Company be engaged as the Company's independent auditors for 1993. On March 8, 1993, the Board of Directors voted to engage Wolf & Company as independent auditors for the Company for 1993. Ernst & Young was dismissed as the Company's independent auditors as of such date.

      None of the reports of Ernst & Young on the Company's financial statements for the years 1991 and 1992 contained an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's fiscal years ended December 3l, 1991 and December 31, 1992 and the interim period from January 1, 1993 to March 8, 1993, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of such disagreement(s) in connection with its report.

      An affirmative vote of a majority of the shares of common stock of the Company represented in person or by proxy at the Annual Meeting is necessary for ratification of the appointment of Wolf & Company as auditors. The Board of Directors of the Company recommends that you vote "FOR" ratifying the selection of Wolf & Company. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY AS AUDITORS.

                         III.  1995 STOCK OPTION PLAN

      On December 12, 1994, the Board of Directors of the Company adopted the CFX Corporation 1995 Stock Option Plan (the "1995 Plan") as a performance incentive for the directors, officers and other employees of the Company and its subsidiaries. At the Annual Meeting, the adoption of the 1995 Plan will be submitted to the Company's shareholders for ratification. The affirmative vote of the holders of a majority of the shares of stock of the Company present or represented by proxy at the meeting is required for approval of the 1995 Plan. The Board of Directors recommends that shareholders vote "FOR" ratification of the adoption of the 1995 Plan. The Board believes that implementation of the Plan will advance the interests of the Company and its shareholders by securing for the Company the benefits that flow from providing directors, officers and employees with the incentives inherent in common stock ownership.

      The 1995 Plan is similar to the 1986 Plan and will be administered by the Stock Option Committee of the Board of Directors of the Company. A total of 150,000 shares of Common Stock of the Company will be reserved for issuance pursuant to the incentive stock options granted under the 1995 Plan and 75,000 shares of Common Stock of the Company will be reserved for issuance pursuant to non-qualified stock options granted under the 1995 Plan. No options have yet been granted under the 1995 Plan.

      Both "incentive stock options" and "non-qualified stock options" may be granted pursuant to the 1995 Plan. The Company intends that the "incentive stock options" granted under the 1995 Plan will qualify under Section 422 of the Internal Revenue Code. The federal income tax consequences of the granting and exercise of the stock options are substantially the same as in those of the 1986 Plan.

      The 1995 Plan is substantially similar to the 1986 Plan except the following respects:





            (i) The 1995 Plan provides that if the market value of stock covered by incentive stock options (determined as of the date of the grant) first exercisable by any individual during any one year exceeds $100,000, the stock options are to be treated in part as incentive stock options and in part as non-qualified stock options, taking options into account in the order in which they were granted. Under the 1986 Plan, options granted as incentive stock options are not exercisable in a year to the extent that the exercise would cause the $100,000 limit to be exceeded.

            (ii) All options granted under the 1995 Plan are required to have an exercise price per share not less than the fair market value of shares of Common Stock on the date the option is granted. The 1995 Plan specifies that fair market value for this purpose is the closing price of the Common Stock on the exchange on which the stock is traded on the date the option is granted. Under the 1986 Plan, fair market value is determined by reference to the mean between the highest and lowest quoted selling prices on such date in the over-the-counter market, as reported by any market makers in the Stock.

            (iii) The 1995 Plan does not prohibit the transfer of shares of stock acquired as a result of the exercise of an incentive stock option at any time. However, if such shares are transferred other than by will or by the laws of descent and distribution before the later of the expiration of two years from the date the incentive stock option was granted or one year from the date of the transfer of the shares pursuant to the exercise of the option, the disposition may be disqualified from receiving favorable tax treatment under Section 421(a) of the Internal Revenue Code. Under the 1986 Plan, any disposition of shares before expiration of the time periods set forth in the preceding sentence is expressly prohibited.


      If the 1995 Plan is approved by shareholders, the Company intends promptly to cause the options issuable pursuant to the 1995 Plan and the shares of Common Stock issuable upon the exercise of such options to be registered under the 1933 Act.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE 1995 STOCK OPTION PLAN

                 IV.  ADJOURNMENT OF ANNUAL MEETING TO PERMIT
                       FURTHER SOLICITATION OF PROXIES

      In the event that there are not sufficient votes to approve one or more of the nominees or proposals presented at the Annual Meeting at the time of the Annual Meeting, such proposals will not be able to be approved unless the Annual Meeting is adjourned in order to permit further solicitation of proxies. A majority vote of the shares represented at the Annual Meeting is required in order to approve any such adjournment. The Board of Directors recommends that shareholders vote their proxies in favor of such adjournment so that their proxies may be used for such purpose in the event it should become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise indicated thereon.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO PERMIT FURTHER SOLICITATION OF PROXIES.

                          V.  SHAREHOLDER PROPOSALS

      To be included in the Proxy Statement for the next annual meeting, shareholder proposals must be received by November 15, 1995.

      The Company's Articles of Incorporation require shareholders to comply with certain provisions in nominating persons for election to the Board of Directors. In general, advance notice of a proposed nomination is required to be received by the Secretary of the Company not less than 30 days nor more than 60 days prior to any meeting of the shareholders. The Articles contain certain other procedures which must be followed in making such nominations.

                              VI.  OTHER MATTERS

      Management knows of no other matters to be brought before the meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the Board of Directors.


                                       By Order of the Board of Directors
                                        and President


                                       /s/ CHRISTOPHER V. BEAN
                                       CHRISTOPHER V. BEAN
                                       Secretary